SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[X]	Soliciting Material Pursuant to Sec. 240.14a-12

Delaware Enhanced Global Dividend and Income Fund
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary proxy materials.

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VOTE YOUR SHARES ON THE ENCLOSED WHITE PROXY CARD TODAY TO PRESERVE YOUR FUND'S MONTHLY DISTRIBUTION PAYMENTS!

Your Fund — Delaware Enhanced Global Dividend and Income Fund (NYSE: DEX) — is being attacked by a hedge fund. The hedge fund has submitted a shareholder proposal that would significantly reduce the size (and, therefore, the viability) of your Fund — and might actually lead to the liquidation of the Fund. In either case, the sizable monthly distributions which the Fund currently pays to you are at risk of reduction or elimination as a result of the hedge fund's shareholder proposal. The hedge fund also wants to replace your Fund's current long-term Board members (all but one of whom are independent) with the hedge fund's own nominees, who will likely implement the destructive shareholder proposal if elected. The best way to protect your Fund and your monthly distribution payments is to sign and return the Fund's WHITE proxy card right away.

Your Fund's Board of Trustees approved changes earlier this year to increase the distributions you receive each month as a Fund shareholder. The Fund now pays you monthly distributions at a targeted annual distribution rate of 10% of the Fund's net asset value per share.

Since the increased distributions went into effect on March 1, 2018, each share of the Fund you own has received distributions of $0.4284 per share. This means that a shareholder who owns 100 shares of the Fund has received $42.84 in distributions from the Fund over just the past four months merely for being a Fund shareholder. Check your own monthly statements to determine the amount and composition of each of the Fund's distributions attributable to investment income, capital gain and return of capital. The hedge fund's destructive shareholder proposal would make it difficult or impossible for the Fund to continue to make these sizable monthly distribution payments.

The election of the Fund's Board of Trustees and the vote on the hedge fund's destructive shareholder proposal are to be considered at the Fund's Annual Meeting of Shareholders on August 22, 2018. We need your vote, whether or not you plan to attend the Meeting, and regardless of the number of shares you own. Please send back the enclosed WHITE proxy card and vote FOR the Fund's current Trustees (listed under Proposal 1), and vote AGAINST the destructive shareholder proposal (Proposal 2)

Your Fund's current Board approved the Fund's increased monthly distribution payments and has been ably managing the Fund, and other closed-end funds like it, for a long time. The hedge fund may send you a Gold proxy card, which will only list its own

Board nominees, but not your Fund's current Board members. Sending back a WHITE proxy card is the best way you can vote to preserve your Fund and your monthly distribution payments. We urge you to vote ONLY the Fund's WHITE proxy card and to discard any Gold proxy card you may receive from the hedge fund (or its proxy solicitor). If you have already sent back a Gold proxy card, it is not too late; you can still change your vote — by promptly completing, signing, dating and returning a WHITE proxy card, which will replace the Gold proxy card you previously completed.

Thank you for your investment and for your support.